Exhibit 99.1

Heritage Insurance Holdings, Inc. Reports Financial Results for First Quarter of 2015

Clearwater, FL: Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for its first fiscal quarter ended March 31, 2015.

First Quarter Highlights

•	94% increase in gross premiums written for Q1 2015 as compared with Q1 2014

•	140% increase in net premiums earned for Q1 2015 as compared with Q1 2014

•	57% increase in policy count compared to Q1 2014

•	Net income of $30.1 million for Q1 2015, an increase of 281% as compared to Q1 2014

•	Combined ratio of 64.6% for the quarter

Bruce Lucas, the Company’s Chairman and CEO, said, “Our first quarter was our best quarter in the Company’s history and produced record earnings of $30.1 million. We continue to outperform expectations as evidenced by year-over-year triple digit increases in net premiums earned and net operating income. We continue to add voluntary production ahead of expectations as production for personal residential in the first quarter grew by 56% compared to the fourth quarter of 2014. We were also recently named by SNL as the fastest growing P&C insurer in the U.S. in 2014, which is the second consecutive year in which Heritage was named the top growth insurer in the U.S. This accomplishment is especially impressive given the strong financial performance of the Company to date. We are proud to once again deliver shareholder returns significantly above market expectations.”

Results of Operations

The following table summarizes our results of operations for the three months ended March 31, 2015 and 2014 (in thousands, except percentages and per share amounts):

	Three Months Ended
	March 31
	2015	2014	Change
Revenue
Gross premiums written	$133,968	$68,903	94%
Gross premiums earned	$126,001	$60,860	107%
Ceded premiums	$(24,512)	$(18,624)	32%
Net premiums earned	$101,489	$42,236	140%
Total operating revenue	$105,128	$43,878	140%
Income before taxes	$48,292	$11,821	309%
Net income	$30,056	$7,888	281%

Per Share Data:
Book value per share	$9.66	$6.73	43%
Earnings per diluted share	$1.00	$0.42	140%

Return on average equity	44.3%	29.9%	14	pts

Ratios to Gross Premiums Earned:
Ceded premium ratio	19.5%	30.6%	(11.1	) pts
Loss ratio	25.8%	33.8%	(8.0	) pts
Expense ratio	19.3%	18.8%	0.4	pts
Combined ratio	64.6%	83.3%	(18.7	) pts
Ratios to Net Premiums Earned:
Loss ratio	32.1%	48.7%	(16.7	) pts
Expense ratio	23.9%	27.2%	(3.2	) pts
Combined ratio	56.0%	75.9%	(19.9	) pts

Quarterly Financial Results

Net income for the first quarter of 2015 was $30.1 million compared to $7.9 million for the first quarter of 2014. The increase is primarily due to continued growth in gross premiums earned, and improvement in the ceded premium ratio and the gross loss ratio.

Gross premiums earned were $126.0 million for the first quarter of 2015 compared to $60.9 million for the first quarter of 2014. Our premiums in force as March 31, 2015 and March 31, 2014 were approximately $533 million and $261 million, respectively, contributing to the increase in gross premiums earned. Citizens take-out activity during the quarter resulted in approximately $47 million of new in force premiums. $25.7 million of gross premiums earned during the quarter were attributable to commercial residential, a business line we started in the second half of 2014.

Ceded premiums as a percentage of gross premiums earned were 19.5% for the first quarter of 2015 compared to 30.6% for the first quarter of 2014. Ceded premiums in the first quarter relate to the reinsurance treaties that were put in place on June 1 of the previous year. The decrease in the ratio is due, in part to, favorable reinsurance market conditions and the lower cost of reinsurance associated with the issuance in 2014 of $200 million of catastrophe bonds by Citrus Re, as well as improved geographic spread of risk. Additionally, Citizens depopulation activity during the fourth quarter of 2014 and first quarter of 2015 had a positive impact on the ceded premium ratio. These depopulations increased gross premiums earned for the first quarter, without a corresponding increase in ceded premiums. The first quarter of 2014 was also favorably impacted by growth, but not as significantly as this year. An increase in ceded premiums will not occur until June 1, 2015, when our reinsurance contracts renew.

The loss ratio on a gross basis decreased to 25.8% in the first quarter of 2015 from 33.8% in the first quarter of 2014, due to favorable development on prior year losses, the introduction of commercial residential which has a low non-catastrophe loss ratio, and reserve strengthening that took place in the first quarter of 2014.

The Company’s expense ratio on a gross basis was 19.3% for the first quarter of 2015 compared to 18.8% for the first quarter of 2014.

Overall, Heritage’s combined ratio on a gross basis was 64.6% for the first quarter of 2015 compared to 83.3% for the first quarter of 2014 with decreases in the ceded premium ratio and the loss ratio, as discussed above, resulting in the improved combined ratio.

Book Value Analysis

Book value per share increased 13% from $8.56 at December 31, 2014 to $9.66 at March 31, 2015. The increase in the Company’s book value per share resulted from the Company’s growth in net income.

	As Of
Book Value Per Share	March 31, 2015	December 31, 2014	March 31, 2014
Numerator:
Common stockholders’ equity	$287,806	$255,089	$110,141

Denominator:
Total Shares Outstanding	29,807,460	29,794,960	16,363,350

Book Value Per Common Share	$9.66	$8.56	$6.73

Conference Call Details:

Thursday, May 7, 2015 – 10:00 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://www.videonewswire.com/event.asp?id=102236. This webcast will be archived and accessible on the Company’s website for approximately 30 days following the call.

About Heritage

Heritage Insurance Holdings, Inc. (NYSE: HRTG) is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiary, Heritage Property & Casualty Insurance Company, writes approximately $500 million of personal and commercial residential premium through a large network of experienced agents. Heritage is led by an experienced senior management team with an average of 28 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December, 2014. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Condensed Consolidated Statements of Comprehensive Income

In thousands, except share and per share amounts

(unaudited)

	Three Months Ended March 31,
	2015	2014
REVENUE:
Gross premiums written	$133,968	$68,903
Increase in gross unearned premiums	(7,967)	(8,043)

Gross premiums earned	126,001	60,860
Ceded premiums	(24,512)	(18,624)

Net premiums earned	101,489	42,236
Net investment income	1,633	618
Net realized losses	(3)	(42)
Other revenue	2,009	1,066

Total revenue	105,128	43,878
EXPENSES:
Losses and loss adjustment expenses	32,539	20,587
Policy acquisition costs	13,093	4,473
General and administrative expenses	11,204	6,997

Total expenses	56,836	32,057

Income before income taxes	48,292	11,821
Provision for income taxes	18,236	3,933

Net income	$30,056	$7,888

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	1,622	2,010
Reclassification adjustment for net realized investment losses	3	42
Income tax expense related to items of other comprehensive income	(626)	(792)

Total comprehensive income	$31,055	$9,148

Weighted average shares outstanding
Basic	29,798,571	16,360,800

Diluted	30,115,935	18,997,500

Earnings (loss) per share
Basic	$1.01	$0.48
Diluted	$1.00	$0.42

Heritage Insurance Holdings Inc.

Stephen Rohde, CFO

727-727-7200 ext. 7204

investors@heritagepci.com

www.heritagepci.com